Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statements on Form S-8 (File No. 333-105828, 333-111944 and 333-123208) pertaining to the Amended and Restated 1997 Equity Incentive Plan and  the Amended and Restated 1998 Non-Employee Directors’ Stock Option Plan of Urigen Pharmaceuticals, Inc. of our report (which contains an explanatory paragraph relating to Urigen Pharmaceuticals,  Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated September 23, 2009, relating to the consolidated financial statements of Urigen Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2009.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
September 24, 2009